_________________________________________________

PROXY DESIGNATION AND INSTRUCTION CARD
_________________________________________________

ZION'S COOPERATIVE MERCANTILE INSTITUTION

Salt Lake City, Utah 84137

THIS PROXY DESIGNATION AND INSTRUCTION IS SOLICITED BY THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS
                    to be held on
                    May 22, 1996

The undersigned hereby appoints Richard H. Madsen and Keith C. Saunders, or either of them, jointly or severally as agent and Proxy for the undersigned, with full power of substitution, to vote the shares of Zion's Cooperative MercantileInstitution's common stock held by the undersigned to the same extent which the undersigned would be entitled to vote such shares if personally present at the Annual Meeting of Stockholders of Zion's Cooperative Mercantile Institution, orany adjournment thereof, to be held in the auditorium on the 4th floor of the Corporation's store in the ZCMI Center at 15 South Main Street, Salt Lake City, Utah, on Wednesday, the 22nd day of May, 1996, at 2:30 o'clock P.M. for the purpose of electing Directors and for the purpose of conducting any other business properly brought before the Meeting.

Without limiting the general powers hereby conferred, the undersigned instructs said Proxies to vote as specified on the reverse side hereof. Shares represented by signed Proxy Designations & Instructions will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and(3) in accordance with the judgment of the Proxies on any other matters that properly come before the meeting.

(Please complete and sign on reverse side)

1.  ELECTION OF DIRECTORS
          FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below

    (The Directors recommend a vote FOR all nominees)

(INSTRUCTION:  TO VOTE FOR SOME BUT WITHHOLD AUTHORITY TO VOTE FOR ANY OTHER
               INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW AS TO WHICH YOU WITHHOLD AUTHORITY.)

R. Barry Arnold, Fred S. Ball, Spencer F. Eccles, Lela Ence, A. Blaine Huntsman, James S. Jardine, Patricia Madsen, Richard H. Madsen, O. Don Ostler, and Keith
C. Saunders.

2. SHAREHOLDER PROPOSAL for ZCMI to apply for listing on a national stock exchange
(The Directors recommend a vote AGAINST this proposal)

     FOR  ___       AGAINST  ___        ABSTAIN  ___

3.  PROPOSAL TO APPROVE THE 1996 EQUITY-BASED INCENTIVE PLAN

     FOR  ___       AGAINST  ___        ABSTAIN  ___

IMPORTANT:  Please  sign exactly  as your name  appears.

DATED:_____________________________, 1996

__________________________________________________
(Stockholder's Signature)

__________________________________________________
(Joint Stockholder's Signature {if any})

When shares are held by joint tenants, both should sign.
When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

_______________________________________________________
   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
    CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

     PLEASE INDICATE ANY CHANGE OF ADDRESS
__________________________________________________
               (Street and Number)
__________________________________________________
(City)              (State)     (Zip Code)

               ZION'S COOPERATIVE MERCANTILE INSTITUTION
                       2200 South 900 West
                    Salt Lake City, Utah 84137

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held on May 22, 1996

To the Shareholders of
ZION'S COOPERATIVE MERCANTILE INSTITUTION

     Pursuant to the laws of the State of Utah and its Bylaws, the Annual Meeting of the Stockholders of Zion's Cooperative Mercantile Institution ("the Corporation") will be held in the auditorium on the 4th floor of the Corporation's store in the ZCMI Center at 15 South Main Street, Salt Lake City, Utah, on Wednesday, May 22, 1996 at 2:30 p.m. for the following purposes:

     1.   To elect a Board of Directors for the ensuing year,

     2. To vote on a shareholder proposal that, if properly placed before the Meeting, ZCMI apply for listing on a national stock exchange,

     3. To vote on the Board of Directors' proposal to approve the 1996 Equity-Based Incentive Plan, and

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The close of business on Monday, April 15, 1996, was fixed by the Board of Directors as the time for the determination of the shareholders of record entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof.

     We hope that all shareholders who can conveniently do so will attend the Annual Meeting in person. Whether or not you expect to attend, it will facilitate the conduct of the Corporation's business if you will immediately sign the enclosed proxy instruction card and return it in the envelope provided in order that your shares may be represented at the Annual Meeting.
 No postage is required if the proxy instruction card is mailed in the U. S.

                              By ORDER OF THE BOARD OF DIRECTORS
Dated at Salt Lake City, Utah
April 20, 1996

                              KEITH C. SAUNDERS
                              Executive Vice President and Secretary

                              Z C M I

               ZION'S COOPERATIVE MERCANTILE INSTITUTION
                         2200 South 900 West
                    Salt Lake City, Utah 84137

                         PROXY STATEMENT
                         April 20, 1996

               GENERAL INFORMATION FOR SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Zion's Cooperative Mercantile Institution, a Utah corporation (hereinafter called the "Corporation") of Proxy Designations and Instructions for use at the Corporation's Annual Meeting of Stockholders to be held in the auditorium on the 4th floor of the Corporation's store in the ZCMI Center at 15 South Main Street, Salt Lake City, Utah on Wednesday, May 22, 1996 at 2:30 p.m., and at any and all adjournments thereof.

     A Proxy Designation and Instruction Card ("Proxy Card") is enclosed for your use in voting at the Annual Meeting. You are requested to date and sign the enclosed Proxy Card, and to return it in the envelope provided. All duly executed Proxy Cards received prior to the Annual Meeting will have the shares represented thereby voted in accordance with the choices specified therein. As to any matter for which no choice has been specified in a duly executed Proxy Card, the shares represented thereby will be voted at the Meeting or any adjournment thereof for election as directors all of the nominees listed herein, and otherwise as recommended by the Directors, or otherwise as appropriate by the Proxies on other business properly coming before the meeting. Any shareholder signing a Proxy Card has the power to revoke his/her voting directions at any time before the designated Proxies vote at the Annual Meeting by notifying the Secretary of the Corporation in writing prior to 2:30 p.m. M.S.T. on May 22, 1996, or by voicing such revocation in person at the Annual Meeting at the time voting occurs. If you wish to give your proxy to someone other than the named Proxies on the enclosed Proxy Card, you may do so by crossing out the names of all of the designated Proxies and writing in the name of another person or persons (not more than two). The signed Proxy Card must be presented at the Meeting by the person or persons you have designated on the card.

     The cost of preparing, assembling and mailing these proxy materials will be borne by the Corporation. The solicitation of Proxy Designations and Instructions by the Board of Directors is being made by mail, and in addition may be made by officers and directors of the Corporation, or their agents, in person or by telephone. No additional compensation will be given to officers or directors for such solicitation. Non-employee agents of the Board of Directors may be retained to assist in the proxy solicitation process at a cost to the Corporation, if any, not expected to exceed $10,000. Custodians of securities held for shareholders of record (e.g., banks, brokers, etc.) may be paid their reasonable out-of-pocket expenses incurred in forwarding proxy materials to shareholders.

     This Proxy Statement, the enclosed Proxy Card, and the Corporation's 1995 Annual Report to Shareholders are being sent to Shareholders for delivery beginning May 6, 1996. Shareholders who have not received a copy of any materials should contact the Corporation at (801) 579-6404 to obtain a copy.






VOTING AT THE ANNUAL MEETING

     Shareholders of record will be entitled to one vote for each share of Common Stock held at the close of business on April 15, 1996, which is the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments. Shares may be voted, without cumulation, as to each Director-nominee, and as to any other proposal for shareholder action as may properly come before the Annual Meeting. On April 15, 1996, the Corporation had 2,161,827 shares (2,168,942 issued less 7,115 treasury shares) of Common Stock (par value $0.001) issued and outstanding.

     The presence in person or by proxy of a majority of the outstanding voting
shares is required to constitute a quorum at the Annual Meeting.   A plurality
of votes cast at the Annual Meeting is required to elect each Director. Only Proxies marked "FOR all nominees (except as marked to the contrary below)" or "WITHHOLD AUTHORITY to vote all nominees below" will be cast in the election of Directors and considered in determining the plurality of votes in favor of a Director-nominee. Abstentions and broker non-votes will not be counted in determining the shares voting or the plurality of votes for Director nominee. Adoption of the Shareholder Proposal will require the affirmative vote of the holders of a majority of the shares present or represented by Proxies at the Annual Meeting, once a quorum is declared to be present at the Meeting. Certain shareholders beneficially owning, as a group, in excess of 50% of outstanding shares have indicate an intention to vote in favor of all nominations for director, but against the Shareholder Proposal. Such votes, if cast, will be determinative of the voting results with the election of Directors and the Shareholder Proposal.

     A shareholder, or a proxy for such shareholder, who desires to make a proposal for shareholder action at the Annual Meeting must comply with the voter provisions of the Bylaws and must be present at the Annual Meeting to make the motion.

PRINCIPAL SHAREHOLDERS

     The following table provides information with respect to any person known to the Corporation to be the beneficial owner (within the meaning of applicable governmental regulations) of five percent (5%) or more of any class of the Corporation's voting securities as of April 15, 1996:

                                   Table 1

                                        Amount and Nature of     Percent
Name and Address        Title of Class Beneficial Ownership     of Class
Corporation of the       Common Stock   1,127,989 shares         52.17%
President, The Church
of Jesus Christ of
Latter-Day Saints
47 East South Temple
Salt Lake City, UT 84150

Richard H. Madsen &      Common Stock     163,167 shares*         7.55%
Mary Louise M. Rawlings
Co-Trustees
1300 Walker Center
175 South Main St.
Salt Lake City, UT 84111
_____________________
        *Includes 146,905 shares as to which Mr. Madsen shares voting and investment power as a co-trustee of Francis A. Madsen Family Voting Trust.

                   MANAGEMENT OF THE CORPORATION

Board of Directors

     The business of the Corporation is managed under the direction of its Board of Directors currently chaired by Elder L. Tom Perry. (Effective May 22, 1996, Richard H. Madsen will become Chairman of the Board.) The Directors have responsibility for establishing broad corporate policies and for the overall performance of the Corporation. The Directors are not, however, involved in
operating the Corporation's business on a day-to-day basis.   This day-to-day
management is entrusted to the Executive Officers elected by the Board of
Directors.   The Board is kept advised of the Corporation's business through regular written reports, analyses, and discussions with the Executive Officers of the Corporation.

     The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Corporation and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management are regularly invited to Board meetings to report on and discuss areas of responsibility. The Directors met six times as a full Board during 1995. All Directors attended all of these meetings except Mr. Eccles, Dr. Huntsman, Mr. Arnold, and Mrs. Ence,who attended five meetings, and Mr. Jardine, who attended four meetings.

     The Directors of the Corporation beneficially own, as a group, 253,584 shares of the Corporation's Common Stock (including 1,300 currently exercisable but unexercised option shares ), or 12% of the Corporation's outstanding Common Stock as of April 15, 1996. Not included in this number are 1,127,989 shares held by the Corporation of the President of the Church of Jesus Christ of Latter-Day Saints as to which Elder Perry disclaims beneficial ownership.

     The Bylaws permit payment of Directors' expenses incurred in attending meetings and some, but not all, of the Directors received reimbursement for such expenses. Additionally, fees of $700 were paid to Directors for each of the six meetings held.

     The Executive Committee of the Board of Directors exercises the powers of the Board in the management of the business and affairs of the Corporation between the Board's regularly scheduled meetings. The Executive Committee serves as the nominating committee for the election of Directors and, although there are no formal procedures for shareholders to recommend nominations, the Committee will consider any recommendations from shareholders that may be made. The Executive Committee also functions as the Retirement Committee and administers the plans and retirement programs of the Corporation, including a review of the actuary reports, and reports to the Board of Directors. Also, the Executive Committee makes compensation recommendations to the Board for all corporate officers. The Executive Committee keeps regular minutes of its meetings and reports to the Board at the regular Directors' meetings. The Executive Committee met 12 times during the year. All members attended all meetings except Elder Perry and Mr. Jardine who attended eleven meetings. Members of the Executive Committee are paid an annual fee of $6,000 for their service which is in addition to any other fees earned as a Director of the Corporation.

     The Audit Committee of the Board, which met twice during 1995, reports to the Board of Directors with respect to various auditing and accounting matters, the scope of the audit procedures, the performance of the internal auditors, and accounting practices of the Corporation. All members attended all meetings. Fees of $400 are paid to Committee Members for each meeting held.

Information on Executive Officers

     Set forth in Table 2, below, are the names, ages, positions and beneficial ownership of shares (as of April 15, 1996) in the Corporation of all Executive Officers, other than Messrs. Madsen, Saunders, and Arnold whose biographical information is disclosed together with the other nominees for Director in Table 6, below. Executive Officers serve until the election of their successors by the Board of Directors.

          Table 2 - Executive Officers of the Corporation

     Nancy Mortensen, 53, is the Corporation's Vice President-Marketing. Ms. Mortensen is the beneficial owner of 4,050 shares of the Corporation's Common Stock, including 2,500 option shares exercisable within 60 days but not yet exercised.

     Darrell F. Robinette, 69, is the Corporation's Vice President-Stores. Mr. Robinette is the beneficial owner of 7,000 shares of the Corporation's Common Stock

All current Executive Officers as a group (5 persons), beneficially own 178,096 shares, or 8%, of the Corporation's Common Stock (of which 3,800 shares are option shares exercisable within 60 days of the record date but not yet exercised.)

                COMPENSATION OF EXECUTIVE OFFICERS

     The Executive Committee acts as the Compensation Committee of the Board of Directors as to compensation of Executive Officers. Messrs. Madsen and Saunders do not vote on Executive Officer compensation matters.

     BASE SALARY. In assessing salaries and salary increases, the primary factors considered are: the Committee's assessment of performance on the job, salaries of comparable jobs in similar size retail companies, and compensation that the Committee believes will help attract, motivate and retain qualified executives.

          Chief Executive Officer Salary Action. In an effort to pay Mr. Madsen a salary more in line with the Commitee's view of his performance and position, Mr. Madsen was given base salary raises of 3%, 8.6%, and 6% respectively in 1993, 1994, and 1995.

          Other Named Executive Officers. The other Executive Officers named in Table 3 received increases ranging between 3% and 15.4% based on subjective evaluations made by the Committee in consultation with Mr. Madsen.

     SHORT-TERM INCENTIVES. All the named Executive Officers participate in an annual cash bonus plan. The bonuses awarded are 3% of the increase or decrease in the Corporation's pretax profits from year to year added to or subtracted from the previous year's bonus. Bonuses are distributed between the executive officers based on base salary and rating points determined by an officer's position in the Corporation. No bonuses were awarded in 1991 or 1992. Bonuses awarded in 1993, 1994 and 1995 amounted to $90,000, $191,950 and $187,581 respectively, for all executive officers combined.

     LONG-TERM INCENTIVES. Stock options have been awarded based on a plan approved by shareholders in 1982 at exercise prices ranging from $11.83 to $16.50. The approved stock options have all been awarded. Because of the continuing negative spread between the market price and the option price of many outstanding options, these options continue to provide a long-term
     incentive.   (See Table 5)

          The Committee believes that this compensation mix is in the best interests of the shareholders and supports the business and financial objectives of the organization.

                                             L. Tom Perry, Chairman
                                             Patricia Madsen
                                             James S. Jardine
                                             Richard H. Madsen
                                             Keith C. Saunders



     Table 3, below, is a statement of compensation paid by the Corporation during 1995 to its Chief Executive Officer and to each of the four (4) Executive Officers who were paid in excess of$100,000 in salary and bonus during the year.


               Table 3 - SUMMARY COMPENSATION TABLE
                    Annual Compensation   Long-Term Compensation Awards
Name and       Year Salary(1)  Bonus(2)   Stock  Options/   All Other
Principal Position                    Awards  SARS        Compensation
Richard H. Madsen 1995 $220,354   $62,483     -0-     -0-        $4,254
President & CEO     1994 $206,593   $65,044     -0-     -0-         $4,161
               1993 $194,145   $30,575     -0-     -0-         $3,533

Keith C. Saunders 1995 $149,415   $41,699     -0-     -0-         $2,785
Executive V.P. 1994 $144,890   $43,324     -0-     -0-         $2,769
Secretary & CFO     1993 $140,342   $20,583     -0-     -0-         $2,413

R. Barry Arnold   1995 $123,092   $31,327     -0-     -0-        $2,287
Vice President 1994 $117,366   $32,603     -0-     -0-         $2,302
               1993 $110,329   $15,256     -0-     -0-         $1,956
Darrell F.
Robinette      1995 $104,418   $26,166     -0-     -0-       $1,961
Vice President 1994 $100,045   $27,201     -0-     -0-         $1,923
               1993 $ 95,856   $12,758     -0-     -0-         $1,708

Nancy Mortensen     1995 $103,385   $25,906     -0-     -0-       $2,052
Vice President 1994 $ 97,110   $23,778     -0-     -0-         $1,920
               1993 $ 84,603   $10,828     -0-     -0-         $1,575
     (1) Amounts shown as Salary include directors' fees, if any, paid by the Corporation, but do not include expenditures for company cars or merchandise or service discounts made available to the Executive Officers, or other expenses paid by the Corporation on behalf of or reimbursed to Executive Officers, which the Corporation believes constitute ordinary and necessary business-related expenses. All such expenses are paid or reimbursed by the Corporation in the interest of assisting those individuals to do their jobs effectively, and to attract and retain qualified personnel and clients, and do not exceed $25,000 per Executive Officer per year.
     (2) Amounts shown as bonus are earned in the preceding year but are not paid until March of the year indicated.
     (3) Amounts shown include contributions by the Corporation to the Employee Savings Plan (a 401(k) plan open to all full-time employees of the Corporation). The named Executive Officers were able to contribute up to 3.06% of their annual and bonus salary (up to $150,000) to this plan in 1995, up to the IRS limitation of $9,240 and the Corporation contributed a matching amount equal to 40.8% of the Executive Officers contribution.
Compensation/Benefit Plans.

     Compensation and benefit plans available generally for employees ofthe Executive Committee makes compensation recommendations to the Board for all corporate officers. The Executive Committee keeps regular minutes of its meetings and reports to the Board at the regular Directors' meetings. The Executive Committee met 12 times during the year. All members attended all the ZCMI Retirement Plan, which is fully funded by the Corporation. At the time of a participant's retirement, the benefit payable is equal to the sum of the benefit earned as of April 30, 1990, plus, commencing May 1, 1990, the total of 1% of taxable earnings for each year of Credited Service. The benefit for retirement prior to age 65 is actuarily adjusted for the age difference. The Plan allows vesting of employer contributions after five (5) years of service.

The figures shown in Table 4, below, are estimated annual benefits as of December 31, 1995, based upon retirement at age 65 under the Retirement Plan.

          Table 4 - Annualized Retirement Plan Projection
 Yearly   10 Years of 15 Years of  20 Years of 25 Years of  30 Years of
 Salary   Service     Service      Service     Service      Service
$ 75,000  $ 7,500     $11,250      $15,000     $18,750      $22,500
  95,000    9,500      14,250       19,000      23,750       28,500
 100,000   10,000      15,000       20,000      25,000       30,000
 125,000   12,500      18,750       25,000      31,250       37,500
 150,000   15,000      22,500       30,000      37,500       45,000
 200,000   20,000      30,000       40,000      50,000       60,000

These estimated annual benefits on Retirement have been computed on the basis of assumed continuation of remuneration at their respective rates as received for 1991 until retirement at age 65 and the earned benefit frozen as of December 31, 1989. The Corporation does not have any supplemental retirement plan for its Executive Officers. Salary for purposes of the Retirement Plan does not include Directors' fees. (Benefits shown on Table 4 are in addition to the "frozen" benefit calculated at December 31, 1989. For Messrs. Saunders, Arnold, and Robinette this amount is $25,352.88, $18,999.82, and $24,409.09 respectively. For Ms. Mortensen this amount is $13,461.69.) As of December 31, 1995 the credited years of service under the retirement plan for the Executive Officers named in Table 3 were six years for Mr. Madsen, 21 years for Mr. Saunders, 27 years for Mr. Arnold, 21 years for Mr. Robinette, and 33 years for Ms. Mortensen.

     Employee Savings Plan. The Corporation's 401(k) salary deferral plan allows covered employees to make pre-tax contributions of up to 16% of salary (but no more than $9240 for 1995) to their Plan account. To meet requirements of applicable law, highly paid employees were limited to a maximum salary deferral of 4% of salary in 1994. The Corporation contributes a matching amount equal to 50% of the eligible employee's contribution for the first 2% of pay contributed and a 25% match on amounts over 2% of pay, up to a maximum of 2% of a participating employee's salary. Covered employees have a choice of ten (10) investment plans into which they may direct their contributions and the matching employer contribution in the Plan. An employee is fully vested in the employer contribution to the Plan after 2 years of service. Employer matching contributions made for the benefit of the five Executive Officers named in Table 3 are shown under "All Other Compensation".

     Option / SAR Grants in Last Fiscal Year.   No stock options or stock
appreciation rights were granted in 1995, and no stock options have been granted since 1987. Stock appreciation rights have never been granted.

Aggregated Option-SAR Exercises in last Fiscal Year and FY-End Option-SAR
Values.
Table 5, below, sets out the aggregate Option-SAR Exercises by the named Executive Officers in Table 3, and by all executive officers as a group, during 1995, and also sets out numbers of shares of Common Stock underlying currently outstanding options and the putative value of such options at fiscal year-end.

                              Table 5
     Name      Number of Shares  Value Realized   Number of      Value of
               Acquired on            ($)        Securities     Unexercised
               Exercise                          Underlying     In-the-Money
                                                Options/SARs      at Fiscal
                                                 at Fiscal        Year-End
                                                  Year-End           ($)
                                                    (#)
                                               (Exercisable/   (Exercisable/
                                               Unexercisable)  Unexercisable)
Richard H. Madsen  -0-              $0.00          -0-/-0-      $0.00/$0.00

Keith C. Saunders  -0-              $0.00          -0-/-0-      $0.00/$0.00

R. Barry Arnold    -0-              $0.00          1300/-0-     $0.00/$0.00

Darrell F. Robinette -0-            $0.00           -0-/-0-     $0.00/$0.00

Nancy Mortensen    -0-              $0.00          2500/-0-     $0.00/$0.00

All Executive      -0-              $0.00          3800/-0-     $0.00/$0.00
Officers as a Group
(5 persons, including
those names above)

     If the ZCMI 1996 Equity-Based Incentive Plan is approved by the shareholders, see shareholder approval Item 3, management contemplates option grants to the named executives and other key employees in 1996, although the numbers and amounts are not presently foreseeable.

              TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Some of the Directors and Executive Officers of the Corporation, members of of their immediate families, and corporations and organizations of which they are executive officers or in which they or their immediate families have at least a 10% interest, are customers of or service providers to the Corporation. Between January 1, 1995 and December 31, 1995, these persons have had immaterial business transactions in the ordinary course of business with the Corporation, all of which were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The Corporation expects to continue to have such transactions on similar terms in the future.

                 LAST YEAR'S (1995) ANNUAL MEETING

     The 1995 Annual Meeting of the Shareholders was held on May 24, 1995 in Salt Lake City, Utah. There were 1,657,983 shares of Common Stock present atthe 1995 Annual Meeting in person or by proxy, which number was 77.1% of those entitled to vote, and thus constituted a legal quorum. Each of the nominees to the Board of Directors was voted upon separately, and each was elected by the affirmative vote of more than 76.9% of the shares present and voting.

                 PROPOSALS FOR SHAREHOLDER ACTION

     Election of Directors

     The persons named in Table 6, below, have been nominated by the Executive Committee for election to the Board of Directors of the Corporation, to serve until the next Annual Meeting or until their successors are elected and qualified.

Additional nominations will be accepted from the floor at the Annual Meeting and interested shareholders are invited to suggest names to the Executive Committee from time to time for nomination as a Director of the Corporation.

     The Corporation will miss the sage advice and leadership of Elder L. Tom Perry, formerly Chairman of the Board of Directors. Elder Perry has declined to stand for re-election as a Director consistent with the request of his ecclestiastical leaders that General Authorities of the Church of Jesus Christ of Latter-Day Saints not act as directors of commercial enterprises. Management looks forward to continued association and counsel from Elder Perry through the role of the Church as majority shareholder of the Corporation. In action on April 17, 1996, the Board of Directors accepted Elder Perry's resignation as Chairman, effective May 22, 1996, and elected Richard H. Madsen as Chairman of the Board, effective May 22, 1996.

     The Bylaws of the Corporation provide for a Board of Directors of up to 20 members. Ten (10) Directors are being nominated by the Executive Committee for election at the 1996 Annual Meeting. The Board knows of no reason why any nominee may be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy. It is the intention of the Proxies to vote FOR the election of ALL of the nominees listed in Table 6, below, in the absence of contrary direction. All of the nominees are current Directors and were elected to their present term of office by a vote of shareholders at the 1995 Annual Meeting except Fred S. Ball, who stands for election to the Board for the first time at the Annual Meeting.

     Fred S. Ball obtained a B.S. degree from the University of Utah and an M.B.A. from the Stanford Graduate School of Business. He is a Senior Vice President of Zions First National Bank and is the President of Creative Marketing, a management, marketing and sales consulting organization. He is
also serving as a Director of Dick Simon Trucking Company.   He previously
served as the President and Chief Executive Officer of the Salt Lake Area Chamber of Commerce for 25 years.

     There is set forth below, in Table 6, as to each of the ten (10) nominees for election as a Director, his/her age, the year he/she became a Director of the Corporation, his/her principal occupation, his/her business experience during the past five years, other directorships held at this time and beneficial stock ownership in the Corporation. Directors serving on the Executive (*) or Audit (+) Committees of the Board are also so identified:

                  Table 6 - Nominees for Director

R. BARRY ARNOLD, 51, has been a Director of the Corporation since 1990. He is Vice President and General Merchandise Manager of the Corporation. Mr. Arnold beneficially owns 1,667 shares of the Corporation's Common Stock,including 1,300 option shares exercisable within 60 days but not yet exercised. This amount represents approximately .08% of the issued and outstanding shares at the Record Date.

FRED S. BALL, 59, is being nominated as a Director of the Corporation. He is a Senior Vice President of Zions First National Bank and President of CreaCtive Marketing. He previously served as President and Chief Executive Officer of the
Salt Lake Area Chamber of Commerce.   He is also serving as a Director of Dick
Simon Trucking Company.   Mr. Ball beneficially owns  no shares of the
Corporation's Common Stock.

+SPENCER F. ECCLES, 61, has been a Director of the Corporation since 1976. He is Chairman, Chief Executive Officer, and a Director of First Security Corporation (a bank holding company). Mr. Eccles is also a Director of Anderson Lumber Company and Union Pacific Corporation. He is the beneficial owner of 7,500 shares of the Corporation's Common Stock.

LELA "LEE" ENCE, 68, has been a Director of the Corporation since 1987. She retired as Executive Director of the University of Utah Alumni Association in 1989, and is a Director of West One Bank - Utah, a subsidiary of West One Bancorp. Mrs. Ence beneficially owns 491 shares of the Corporation's Common Stock.

+A. BLAINE HUNTSMAN, 59, has been a Director of the Corporation since 1977. He was Chairman and Chief Executive Officer of Olympus Capital Corporation, the holding company of Olympus Bank, until its acquisition by Washington Mutual in April 1995. He is also a Director of the Kahler Corporation. Mr. Huntsman is a former Dean and professor of the College of Business at the University of Utah. Mr. Huntsman beneficially owns 3,700 shares of the Corporation's common Stock.

*JAMES S. JARDINE, 49, has been a Director of the Corporation since 1985. He is the managing partner of the law firm of Ray, Quinney & Nebeker (which acts as legal counsel to the Corporation). Mr. Jardine beneficially owns 400 shares of the Corporation's Common Stock.

*+PATRICIA MADSEN, 67, has been a Director of the Corporation since 1976. She is President of Sterling Furniture Company, and beneficially owns 74,347 shares of the Corporation's Common Stock.1,3

*RICHARD H. MADSEN, 57, has been a Director of the Corporation since 1988 and is currently the President and Chief Executive Officer of the Corporation and the Vice Chairman of the Board. He was formerly Chairman and Chief Executive Officer and is currently a Director of Madsen Furniture Galleries. He is also a Director of Zions Bancorporation. Mr. Madsen beneficially owns 163,167 shares of the Corporation's Common Stock. This amount represents approximately 7.55% of the issued and outstanding shares at the Record Date.2,3

O. DON OSTLER, 65, has been a Director of the Corporation since 1994.  He is
Chief Executive Officer and Vice Chairman of O.C. Tanner Incorporated.   Mr.
Ostler beneficially owns 100 shares of the Corporation's Common Stock.3

*KEITH C. SAUNDERS, 53, has been a Director of the Corporation since 1981, and is Executive Vice President, Chief Financial Officer and Secretary of the Corporation. Mr. Saunders beneficially owns 2,212 shares of the Corporation's Common Stock. This amount represents approximately .10% of the issued and outstanding shares at the Record Date.
______________________
     1Includes 30,972 shares as to which Ms. Madsen shares voting and investment power as a co-trustee or controlling partner of various Madsen family trusts and partnerships, but not including any shares shown for Richard Madsen, as co-trustee, above.
     2Includes 146,905 shares held of record by the Francis A. Madsen Family Voting Trust, as to which Mr. Madsen is Co-Trustee.

     3Madsen Furniture Galleries and Sterling Furniture Co., of which Mr. Madsen and Ms. Madsen are directors, respectively, compete with the Corporation's furniture sales. O.C. Tanner Incorporated, of which Mr. Ostler is an executive officer and director, competes with the Corporation's fine and custom jewelry and gift businesses.

Historical Performance of ZCMI Stock

The following table and graph compares the cumulative total shareholder return on a hypothetical $100 purchase of ZCMI common stock on December 31, 1990 over a five-year period, to that of a hypothetical $100 purchase of (i) Retail Department Stores stock price index and (ii) the average of the high and low stock prices of the Standard & Poor's Retail Stores Composite stock price index as of the same date. The three indices assume reinvestment of dividends.

MEASURE                   1990    1991   1992    1993   1994    1995
ZCMI STOCK               100.00   88.17   72.52  89.58  104.52 121.62
Retail Dept Stores       100.00  119.92  133.88 153.50  136.07 162.52
S&P Retail Index         100.00  139.73  166.79 160.75  148.85 160.50

2.   Shareholder Proposal

     William E. and Doris Palmer, 42515 Isle Royal, Fremont, California, have indicated that they will present a proposal for consideration and vote by the shareholders at the Annual Meeting, which proposal and supporting statement are set out below. The stockholdings of Mr. and Mrs. Palmer, to the extent known by the Company, may be obtained by interested shareholders upon oral or written request to the Secretary of the Company.

     RESOLVED that Zions Cooperative Mercantile Institution (ZCMI) apply for listing to either the New York Stock Exchange o[r] the NASDAQ - National Market [System].

     Supporting Statement:

     "Our reasons are apparent when one compares the spread between the Bid and Asked prices for our stock, currently $1.00 per share. Contrast this with a study of 61 retail stocks we have made. 42 on the N.Y.S.E. and 19 on NASDAQ. On a random intra day, we found that the N.Y.S.E. retail issues had a spread of only $0.147 and NASDAQ $0.253 per share between the Bid and Asked prices.

     "Who wins in this situation? The brokers do, who act as market makers on the Electronic Bulletin Board, a least attractive market place where ZCMI currently trades with a $1.00 spread.

     "Who loses? Our shareholders, current and prospective. In fairness to them, we think this proposal merits acceptance.

     "An ancillary benefit would probably be the raise in price of ZCMI stock to more closely reflect book value, currently over $20.00 per share."

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     Both the New York Stock Exchange and the NASDAQ National Market System have detailed criteria for admission of companies into these securities trading systems. The Board of Directors has reviewed the criteria that ZCMI would be required to meet in order to become listed with either of the trading systems proposed by the Palmers, and it is clear that ZCMI currently fails to meet one or more of the criteria required for each of these systems. Hence, until there is a change in ZCMI's financial statements and share trading activity so as to qualify the Corporation for either of these two trading systems, any application by the Company, as proposed by the Palmers, would be futile and wasteful. In any event, the Board of Directors regards the substance of the Palmers' proposal to be properly in its sphere of decision making, and not a legally proper subject for shareholder action under Utah law.

     While it is true that the difference between the Bid and Asked prices of ZCMI stock, or "spread," is usually wider than many other retail stocks quoted on one of the national securities trading systems, this is the result of many factors, not simply the mode of where ZCMI stock prices are quoted. One of these factors is the number of shares traded in any period of time. Based on stock trade numbers available to the Company, ZCMI is a "thinly traded" stock, with no more than a few thousand shares changing hands in any quarter. This low level of market activity calls for compensation to market makers (in the "spread") at a higher per share amount than in higher volume stocks, (We as a Board of Directors see the thin trading market for ZCMI shares as a vote of confidence by the shareholders, most of whom apparently prefer to continue to hold their shares in the Company.) Moreover, the existence of a large single shareholder of the Company with majority voting power cannot be ignored in the market pricing of the Company shares. Some factors or events that may influence market traders to bid up the price of a stock, such as debt financed rapid revenue growth, acquisitions or mergers, may be perceived by the market as not being part of the current majority shareholder's intentions with respect to the Company.

     Although ZCMI does not presently qualify for either a New York Stock Exchange or a NASDAQ National Market System listing, it appears that the Company would qualify for listing on the regular NASDAQ system. There are costs associated with maintaining a stock listing on the NASDAQ, and there are requirements on corporate governance associated with such a listing. The Board of Directors is currently studying the balance of the benefits to the shareholders from a NASDAQ listing and the burdens on the Company in connection with a NASDAQ listing. Any planned change from the current situation will be communicated to shareholders in advance of the actual event.

3.   PROPOSAL TO APPROVE THE 1996 EQUITY-BASED INCENTIVE PLAN
                      (Item 3 on Proxy Card)

     The Board of Directors has adopted, subject to shareholder approval, the ZCMI 1996 Equity-Based Incentive Plan (the "Plan"). Under the Plan, longterm equity-based incentive awards may be granted to key employees and outside advisors of the Corporation (including executive officers). The total number of shares available for grants of options and other incentive awards under the Plan is 250,000 shares.

     The Plan permits the Company to grant key employees and outside advisors incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), non-statutory stock options, restricted stock awards, stock appreciation rights (SARs) and other long term equity-based incentive awards that can be individually designed to achieve maximum focus on incentive forthe benefit of the the Corporation and its Shareholders.

     The purposes of the Plan are to promote growth and profitability of the Corporation by enabling it to attract and retain the best available personnel for positions of substantial responsibility, to provide key employees with an opportunity for investment in the Common Stock and to give key employees and outside advisors an additional incentive to increase their efforts on behalf of the Corporation. The Committee estimates that approximately 40 key employees (including those Executive Officers identified in the Summary Compensation Table on page 5) are eligible to receive awards under the Plan. It is uncertain, at this point in time, if and to what extent outside consultants will participate in the the Plan benefits.

     Awards granted under the Plan may not be exercised or any benefits under the Plan otherwise realized until the Shareholders have approved the Plan. If Shareholder approval is not obtained, all awards granted under the Plan shall be void and of no effect.

Summary of Other Equity-Based Incentive Plans

     In the recent past, the Corporation has had an Employee Stock Purchase Plan and a prior Incentive Stock Option Plan ("Prior Plan") in place. The Employee Stock Purchase Plan allowed for broad-based participation by substantially all full time employees in opportunities to purchase shares of the Corporation's common stock directly from the Corporation, without broker's commissions, and under other favorable circumstances. That plan encouraged equity ownership by key employees and thus an alignment of interest with the shareholders. Like the proposed Plan, the Prior Plan equipped the Compensation Committee of the Board of Directors with the tools needed to provide incentives to key employees. Unlike the Plan, however, the Prior Plan did not allow for the grant of variety of equity-based incentive awards, such as restricted shares, stock appreciation rights ("SARs") and other incentive awards utilizing ZCMI Common Stock or a derivative relationship to such shares, and the Prior Plan did not allow awards to advisors to the Corporation. Neither the Prior Plan nor the Employee Stock Purchase Plan have been available for several years. All of the shares covered by the Prior Plan have been exhausted in grants of options over time, and the Board of Directors voted to suspend the Employee Stock Purchase Plan in 1990.

     Stock options covering 5,000 shares of ZCMI Common Stock are currently outstanding as issued under the Prior Plan to a total of 3 key employees of the Corporation. No awards have been made to outside advisors to the Corporation.

Summary of Plan

     The full text of the Plan is set forth in Appendix B to this Proxy Statement. The following summary of the Plan is qualified in its entirety by reference to the text of the Plan.

     The Plan is administered by the Committee, which is composed of three (3) Directors who are not employees of the Corporation. Each member of the Committee must be a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended from time to time, or any law, rule, regulation or other provision that may hereafter replace such rule ("Rule 16b-3") and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code ("Section 162(m)"). No member of the Committee is eligible to receive any award under the Plan.

     Subject to the provisions of the Plan, the Committee has the authority to determine and designate the key employees or outside advisors to whom incentive awards are to be granted, the number of shares subject to awards, the exercise price, if any, the type of award, the exercise and/or vesting period, the terms of payment of the award, the terms and conditions of each award and the restrictions to be placed on the exercise of options or receipt of restricted stock. The Committee may grant more than one award to an individual.

     The maximum number of shares, however, which may be granted under the Plan to any one individual under awards may not exceed 25% of the maximum number of shares available under the Plan (subject to adjustment for stock splits, stock dividends or certain other events specified in the Plan).

     Consideration for the awards granted under the Plan is provided by the receipients' past, present and expected future contributions to the Corporation. No monetary consideration is provided by the recipients with respect to the grant of any award except for the payment of the exercise price of an option.

     No awards may be granted under the Plan subsequent to the date which is ten
(10) years following the date of Shareholder approval. No award granted under the Plan is transferable, except in the event of a holder's death, by will or the laws of descent and distribution. In addition, award holders may during their lifetime, designate a beneficiary to exercise or receive the benefits of vested awards after the holder's death.

     Awards may be exercised or realized by the holder or his or her guardian or legal representative or by such other means as the Committee may approve from time to time. Special provisions in the Plan govern issues of death, termination of employment, retirement, etc. as they relate to outstanding awards. The Committee may, at its discretion, waive the restrictions with respect to exercisability of options or realization of awards.

     An aggregate of 250,000 shares of Common Stock has been reserved for purposes of the Plan. The Common Stock to be offered under the Plan may be either authorized and unissued shares or issued shares reacquired by the Corporation and held as treasury shares. The Plan provides for adjustment of such aggregate number and of the number of shares at the time subject to any outstanding option in the event a stock dividend is paid or in the event the shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities

     The Board of Directors may, in accordance with the recommendation of the Committee, amend the Plan as it shall deem advisable. The Board of Directors may not, however, without further shareholder approval, (a) increase the total number of shares that may be granted under the Plan; (b) change the manner of determining the exercise price of stock options set forth in the Plan; (c) permit any award to be exercised or realized more than ten years after the date it was granted; or (d) increase the maximum number of shares that may be subject to awards granted under the Plan to an individual. Nor may the Board withdraw the administration of the Plan from a committee of directors meeting the requirements of Rule 16b-3 and Section 162(m).

     The Committee may adopt, amend and terminate any arrangements with respect to awards, consistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of laws of any foreign jurisdiction to participants who are subject to such laws.

     Stock Options. The Committee may award incentive stock options, qualified under the Internal Revenue Code, other statutory stock options, and non-qualified stock opions. These are all contracts allowing the holder to purchase a specified number of shares of the Corporation's Common Stock during a specified period of time at a specified price. Stock options granted under the Plan will expire no later than ten years from the date of grant. Shares not purchased under options which expire or are terminated unexercised shall again be available for purposes of the Plan.

     Under the Plan, the exercise price of a stock option shall be determined by the Committee, but may not be less than 85% of the fair market value of ZCMI Common Stock (100% for incentive stock options) on the date the option is granted. The last sale of ZCMI Common Stock as reported on the NASDAQ bulletin
board on April 15 , 1996 was $11.50   per share, but it cannot be predicted what
the market value will be on the date or dates on which stock options or other awards may be granted under the Plan in the future. The exercise price of a stock option, in the discretion of the Committee, shall be paid by any one or a combination of the following: (a) paid in U.S. funds (including check, draft or wire transfer made payable to the order of the Corporation); (b) paid by the delivery of already-owned shares of Common Stock, which have been held for more than one year, equal in fair market value to the option price;or (c) deemed paid in full provided the notice of the exercise is accompanied by a copy of irrevocable instructions to a broker to deliver to the Corporation the amount sufficient to cover the option price. Optionees who are subject to Section 16(b) of the Exchange Act and, if determined by the Committee, other optionees may elect to pay no more than the required withholding taxes in connection with the exercise of a non-statutory option by delivering to the Corporation already-owned shares of Common Stock or having shares of Common Stock otherwise issuable to optionees under the Plan withheld by the Corporation.

     Stock Appreciation Rights. The Committee could grant stock appreciation rights ("SARs") either singly or in combination with an underlying stock option. The term of an SAR may be fixed by the Committee. SARs entitle the grantee to receipt of the same economic value that would have been derived from exercise of an option. Payment would be made in cash, in shares, or a combination of both at the discretion of the Committee. If an SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares would terminate.

     To the extent that SARs are exercised, the stock option in connection with which such SARs were granted shall be deemed to have been exercised and the shares of Common Stock which otherwise would have been issued upon the exercise of such stock option shall not be the subject of the grant of any further options under the Plan. Restricted stock granted to a participant but which never vests will also return to the Plan for reuse in other awards.

     Specially Designed Performance Share Awards. The Committee may grant performance share awards under which payment would be made in shares of ZCMI Common Stock, a combination of shares and cash, or cash if the performance of the Corporation or any subsidiary or division selected by the Committee meets certain goals established by the Committee during an award period. The Committee would determine the goals, the length of an award period, the maximum payment value of an award, and the minimum performance required before a payment would be made. The Committee could revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the subsidiary or division. In order to receive payment, a grantee must remain in the employ of the Corporation until the completion of the award period, except that the Committee could provide complete or partial exceptions to that requirement as it deems equitable.

     Restricted Stock Grants. The Committee could also issue or transfer shares under a restricted stock grant. The grant would set forth a restriction period during which the grantee must remain in the employ of the Corporation. If the grantee's employment terminates during the period, the grant would terminate and the grantee must return the shares to the Corporation. However, the Committee could provide complete or partial exceptions to this requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee would be entitled to vote the shares and, at the discretion of the Committee, receive dividends. Each certificate would bear a legend giving notice of the restrictions in the grant.

Federal Income Tax Consequences

     In the opinion of tax counsel to the Corporation, based upon the present provisions of the Internal Revenue Code and regulations thereunder, the federal income tax consequences of the grant and exercise of awards under the Plan and the subsequent disposition of stock acquired thereby are described below. The Plan is not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code.

     Non-Statutory Options. Under present Treasury regulations holding that an option does not have a readily ascertainable fair market value unless it is freely transferable and meets certain other conditions, an optionee who is granted a non-statutory option will not realize taxable income at the time the option is granted.

          (a) In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price and the Corporation will receive a corresponding deduction. Income tax withholding requirements apply upon exercise. The optionee's basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, he will realize capital gain or loss, long-term or short-term depending upon the length of time he has held the shares since the option was exercised.

          (b) The grant rule will not apply, unless a specific election is filed within 30 days after exercise, if sale of the shares at a profit could subject the optionee to suit under Section 16(b) of the Exchange Act. If no election is made, the time of the taxable event and the application of the withholding requirements will be postponed until the earlier of (i) six months after the purchase of shares or (ii) the first day on which sale of the shares at a profit will not subject the optionee to suit under Section 16(b) of the Exchange Act, and the optionee's ordinary income and the Corporation's deduction will be equal to the excess of the then value (or sale price) of the shares over the option price.

          (c) If an optionee exercises a non-statutory option by delivering shares of the Corporation's Common Stock as payment of the option price, no gain or loss will be recognized with respect to the shares delivered and the optionee will be subject to tax in an amount of ordinary income equal to the excess of the fair market value of the shares he is entitled to receive on the date of exercise over the option price. The optionee's basis in shares received equivalent in number to the shares surrendered will be the same as the optionee's basis in the surrendered shares and the basis in the additional shares obtained by the exercise of the option will be the amount of compensation income realized. The optionee's holding period for the shares having the transferred basis will include the holding period for the shares surrendered; the holding period for the additional shares obtained by the exercise of the option will commence on the date of exercise.

     Incentive Stock Options. An optionee is not taxed at the time an incentive option is granted. The tax consequences upon exercise and later disposition depend upon whether the optionee was an employee of the Corporation or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the option.

          (a) If the optionee satisfies both the employment rule and the holding rule, for regular tax purposes the optionee will not realize income upon exercise of the option and the Corporation will not be allowed an income tax deduction at any time. The difference between the option price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.

          (b) If the optionee meets the employment rule but fails to observe the holding rule, the portion of any gain realized upon such disqualifying disposition of the shares which does not exceed the excess of the value at date of exercise over the option price will be treated as ordinary income, the balance of any gain or any loss will be treated as capital gain or loss (long-term or short-term depending on the length of time the stock was held after the option was exercised) and the Corporation will be entitled to a deduction equal to the amount of ordinary income upon which the optionee is taxed.

          (c) If an optionee exercises an incentive option but does not meet the employment rule, the option will be treated as a non-statutory option.

          (d) Exercise of an incentive option with previously acquired shares of the Corporation's Common Stock (other than shares acquired under a previously exercised incentive option with respect to which the holding rule has not been met, exchange of which would be a disposition with the result described in paragraph (b) above) will not result in taxable income to the optionee. Under proposed regulations, the optionee's basis in shares received equivalent in number to the shares surrendered will be the same as the basis in the surrendered shares and the basis in the additional shares obtained by the exercise of the option will be zero.
     The optionee's holding period for the shares having the transferred basis will include the holding period for the shares surrendered; the holding period for the additional shares obtained by the exercise of the option will commence at the date of exercise. The proposed regulations provide that upon a disqualifying disposition of any of the shares obtained upon exercise of the option it will be conclusively presumed that the zero basis shares were disposed of before the shares with a transferred basis.

          (e) For purposes of calculating an optionee's liability for the alternative minimum tax ("AMT"), the special deferral rules relating to incentive options generally do not apply. Alternative minimum taxable income for the year of exercise will include the excess of the fair market value of the shares at date of exercise (or, if less, the sales price of any such shares sold in the year of exercise) over the option price. If the incentive option shares are sold in a later year, the shares will have a basis for AMT purposes equal to the amount that was included in alternative minimum taxable income for the year of exercise.

     SARs. An optionee is not taxed upon the grant of SARs. Upon exercise of such rights, the optionee will be taxed at ordinary income tax rates (subject to withholding) on the amount of cash received, and the Corporation will be entitled to a corresponding deduction.

     Restricted Stock Grants. The grant of restricted stock should not result in income for the grantee or in a deduction for the Corporation for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Corporation. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of the shares. Dividends, if any, paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income, and the Corporation would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required.

     Long-Term Gain or Loss. Except where the special one and two-year holding rules for incentive stock options apply, a capital gain or loss is long-term or short-term depending on whether the stock has been held for more than one year. Long-term capital gains currently are taxed at 28%. Capital losses may offset capital gains without limitation, but may offset ordinary income up to only $3,000 ($1,500 for a married individual filing separately).

     Other Limitations on Income Tax Deduction. To the extent that any payments constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, the Corporation would not be entitled to a deduction with respect to such amount and the recipient would be subject to 20% excise tax.

     Under Section 162(m) of the Internal Revenue Code ("Section 162(m)") the Corporation may be limited to federal income tax deductions to the extent that total compensation paid to the Corporation's Chief Executive Officer and to each of the other four most highly compensated executive officers exceeds $1,000,000 in any one year. The Corporation can preserve the deductibility of certain compensation in excess of $1,000,000, however, provided that it complies with conditions imposed by Section 162(m), including the payment of performance-based compensation pursuant to a plan approved by stockholders. The Plan is intended to comply with Section 162(m) by qualifying payments under the Plan as performance-based compensation and by limiting the total number of shares which may be granted to any one person.

Plan Benefits To Named Executive Officers

     The named Executive Officers in Table 3 will likely be recipients of awards made under the Plan. However the number, amount or frequency of awards to these named Executive Officers is not possible to predict with any reasonable certainty.

Vote Required for Approval of the Plan

     The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for adoption of the proposal.

     The Board of Directors recommends that the shareholders vote "FOR" this proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies.

OTHER BUSINESS

     Management does not know of any other business to be presented at the Meeting. However, if any other business is presented, it is the intention of the Proxies to vote according to their best judgment with respect to such other business.

     On written request, the Corporation will provide, without charge, a copy of the Corporation's Form 10-K Report for 1995 filed with the Securities and Exchange Commission (including the financial statements and the schedules thereto and a list briefly describing the exhibits thereto) to any shareholder. The reports will be available for mailing in May, 1996, and requests should be sent to: Keith C. Saunders, Executive Vice President and Chief Financial Officer, 2200 South 900 West, Salt Lake City, Utah 84137.

INDEPENDENT AUDITORS

     Upon recommendation of its Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as the independent auditors to examine the accounts of the Corporation and its subsidiaries for the year ending January 31, 1997. This firm has audited the Corporation's accounts for many years and is one of the largest and best known firms of independent certified public accountants. A member of the firm will be in attendance at the Annual Meeting to make a statement on behalf of the firm if he so desires and to answer appropriate questions, if any, from shareholders.
DEADLINE FOR SHAREHOLDER PROPOSALS

     If any shareholder wishes to present a proposal for action at the 1997 Annual Meeting of the Shareholders, the shareholder must comply with applicable Securities and Exchange Commission Regulations, including adequate notice to the Corporation. Any proposal must be submitted in writing by Certified Mail -- Return Receipt Requested, to Zion's Cooperative Mercantile Institution,
Attention: Secretary of the Corporation, 2200 South 900 West, Salt Lake City, Utah, 84137, on or before December 31, 1996.